SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

EL PASO CORPORATION

(Names of Registrant as Specified in Its Charters)

SELIM K. ZILKHA

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following materials are included on wwwsaveelpasonow.com:

Vote for Change—Sign the Blue Proxy

Mr. Zilkha files revised proxy statement to the SEC.

•	“ From April 2001 until February 18, 2003, El Paso’s stock price fell over 90%.

•	“ On February 18, 2003, Selim K. Zilkha, a major stockholder of El Paso Corporation, initiated an effort to replace the Company’s existing board with a slate of experienced nominees that have the credibility, expertise and work ethic necessary to turn El Paso around and restore value to its stockholders. There can, of course, be no assurance that we will be able to repair the serious damage done to El Paso.

•	“ This website is designed to provide information to El Paso shareholders about the new board’s background and ideas, relevant SEC filings from the team and third-party commentary on the state of the Company. We hope this information will serve to inform El Paso shareholders and encourage them to recognize the need for change.

We must act now to restore El Paso to its former greatness. If you own stock in the Company, we encourage you to visit this website in the coming weeks as details and enhancements are added that will help you learn more, as well as provide instructions for joining this important campaign.

In the meantime, click here ( html | pdf ) to read the letter that Mr. Zilkha sent to El Paso’s current Board of Directors, and here ( html | pdf ) to read the Notice of Business and Proposals provided by Mr. Zilkha in connection with El Paso’s 2003 Annual Meeting.

Click here to read Mr. Zilkha’s revised preliminary proxy statement to the Securities and Exchange Commission

On May 12, 2003, Mr. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha is furnishing the definitive proxy statement to El Paso stockholders and may file other proxy solicitation materials. El Paso investors and security holders are urged to read the proxy statement and any other future proxy solicitation materials, when they become available, because they will contain important information.

The definitive proxy statement and other documents filed by Mr. Zilkha with the Commission are available at the Commission’s website at http://www.sec.gov. You may also obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at 212-750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the definitive proxy statement filed by Mr. Zilkha with the Commission on Schedule 14A.

Some of the statements contained on this website may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical facts. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. There can be no assurance that Mr. Zilkha or his nominees will succeed in their efforts to turn El Paso around.

This website may contain quotes or references to industry research reports, financial analysts reports and newspaper articles. To the extent such a quote is included on this website the consent of the quoted source to use such quote as proxy soliciting material has not been sought or obtained.

Thank you for visiting, and stay tuned for additional news and developments.

If you have any questions about the proxy materials, please call Innisfree M&A Incorporated, our proxy solicitor, toll-free at 877-750-5837 (banks and brokers call collect at 212-750-5833).

MEDIA COVERAGE

The Wall Street Journal (Subscription Required)

El Paso Dissident’s Nominees Would Replace CEO/Chairman Kuehn

April 28, 2003

Sierra Pacific Claims Pipelines Created Artificially High Prices Despite

CEO Change

April 22, 2003

El Paso Records a Hefty Loss, Amid $1.33 Billion in Charges

March 31, 2003

El Paso Will Pay $20 Million To Settle Price-Fixing Probe

March 27, 2003

El Paso to Take a Charge For California Settlement

March 24, 2003

El Paso Proxy Fight Still Has Teeth Despite CEO Change

March 14, 2003

El Paso Shareholder Responds To Wise

Departure

March 13, 2003

El Paso’s Wise Gets Early Exit Amid

Shareholder Proxy Fight

March 13, 2003

Major El Paso Holder Launches Proxy

Fight to Unseat Board

February 19, 2003

The New York Times

After Settlement, El Paso Reports a Loss

April 1, 2003

read article

El Paso Appoints an Interim Chief

March 13, 2003

read article

Reuters

El Paso Posts a Loss After Hefty Charge

March 31, 2003

CNNmoney

El Paso Shareholder Starts Proxy Fight

March 11, 2003

Financial Times (Subscription Required)

COMPANIES & FINANCE INTERNATIONAL:

Old Guard Will Fight To Turn Back the Clock

March 15, 2003

TheStreet.com

El Paso Insiders Lasso Lucrative Loans

May 5, 2003

read article

Energy CEOs Find the Tank’s Still Full

April 21, 2003

read article

El Paso Fires Back at Dissidents in Proxy

April 10, 2003

read article

El Paso Hits a Red Ink Gusher

March 31, 2003

read article

Feeling the Heat, El Paso’s Wise Walks

March 13, 2003

read article

Boardroom Brawl Gets Nastier at El Paso

March 12, 2003

read article

El Paso Holder Takes Run at Board

February 18, 2003

read article

El Paso Veers Off the Wise Course

February 11, 2003

read article

El Paso Seeks to Silence Skeptics

February 10, 2003

read article

CBS MarketWatch

El Paso Dips on Analyst Downgrade

April 25, 2003

read article

El Paso CEO Resigns

March 12, 2003

read article

Las Vegas Sun

Nevada Power Cites Market Manipulation

read article

Las Vegas Review

ENERGY CRISIS: Accord in West Disrupted

April 22, 2003

read article

San Francisco Chronicle

Sierra Pacific Sues El Paso, Others For Fraud

April 21, 2003

read article

Gouging, Past and Present

March 27, 2003

read article

Houston Chronicle

Severance Deals Should Be Next on List of Disclosures

May 8, 2003

read article

El Paso Stockholders Consider Similar Plans

May 7, 2003

read article

Asking Investors to Jump on Board

April 26, 2003

read article

Belt-Tightening All But Triples at El Paso

April 25, 2003

Ex-CEO May Challenge El Paso’s Severance

April 25, 2003

read article

More Jobs Likely To Go At El Paso

April 11, 2003

Houston Business Journal

El Paso, Dynegy Named in Lawsuit

April 25, 2003

read article

Miami Herald

El Paso Shareholder Starts Proxy Battle

March 11, 2003

read article

Kansas City Star

El Paso Posts $1.7 Billion Fourth-Quarter Loss; $1.47 Billion Loss for 2002

March 31, 2003

read article

El Paso Shareholder Officially Launches Proxy Battle

March 11, 2003

read article

ANALYST COVERAGE

Recent Quotes From Analysts Regarding El Paso’s 10k, Investor Conference Call, and Other Announcements

read quotes

Quotes From Analysts Regarding El Paso’s 10k,

Investor Conference Call, And Other Announcements

General

“EP shares remain highly volatile and are now only appropriate for accounts that can tolerate such risk”

– UBS Warburg (after downgrading El Paso to Neutral 2 from Buy 2). April 28, 2003

“El Paso remains unsuitable for investors with a low risk tolerance.”

– UBS Warburg (after credit line refinancing on 4/16)

“With heavy dependence on collateral recoupment, El Paso still rides a fine line between recovery and a slide into the need for more asset sales”

– Lehman Brothers (after upgrade on 4/16)

“One of El Paso’s key challenges is restoring management credibility which we believe could significantly improve access to capital markets at a lower cost.”

– Goldman Sachs

“The call and the 10K did not provide us with incremental information that would make us more positive at this time.”

– Morgan Stanley

Liquidity

“The Company is still generating negative free cash flow due largely to high interest costs and a still very high capex budget (particularly in E&P) eating into the company’s cash flow (EBITDA)”

– Morgan Stanley’s second analysis (4-16)

“We view EP’s liquidity to be worse than what $6 share price would suggest.”

– Morgan Stanley

“We continue to view the company as being significantly free cash flow negative into the foreseeable future, a situation which we do not believe El Paso has the operational or financial flexibility to resolve in the near-term.” “We expect El Paso to be free cash flow negative through at least 2005.”

– SalomonSmithBarney

Rating/Outlook

“The reduction reflects recent appreciation in EP shares toward our $8.00 price objective, as well as our belief that a significant amount of the near-term good news likely coming out of this restructuring play has already been reflected in its share price.”

– UBS Warburg (after downgrading El Paso to Neutral 2 from Buy 2), April 28, 2003

“As noted earlier, EP shares are only appropriate for investors with high risk tolerances.”

– UBS Warburg

“We are maintaining our Hold rating but caution that the outlook remains tight with significant execution and financial risks.”

– Deutsche Bank Securities, Inc.

“We continue to believe investors should avoid the energy merchant sub-sector given extreme share price volatility, continued significant dilution risks associated with boosting liquidity and valuation that does not provide an appropriately attractive ‘margin of safety’.

– Goldman Sachs

“$7 sum-of-parts valuation does not provide attractive upside given high leverage and execution risks.”

– Goldman Sachs

“We are maintaining our Underweight-V rating on EP, believing that the risk/reward on EP remains asymmetrical to the downside”

– Morgan Stanley

Sale Of Assets

“All of this would net to be about the same year-end equity of $8.48. This sends two messages: (1) EP’s balance sheet cosmetics may not get much prettier this year than its current 72-78 capital structure; and (2) more and more asset sales are needed, together with more CapEx reductions.”

–Sanders, Morris, Harris, April 22, 2003

“Assets that are being sold without commensurate declines in debt levels have made our assessments of net asset values and normalized EPS very difficult and fluid.”

–Morgan Stanley

“Likely cash proceeds from asset sales may disappoint. Company’s goal of $3.4 billion of 2003 assets sales appears high to us, given execution and valuation risks.”

–Morgan Stanley

Encumbered Assets

“Most of El Paso’s assets have been or will soon be pledged to creditors and bondholders.”

–Morgan Stanley’s second analysis (4/16)

“The net asset value of the company is very slim, in our view. In our view the company is only solvent (i.e. has net asset value) by a very slim margin”

–Morgan Stanley’s second analysis (4/16)

“What total dollar amounts of EP’s assets are encumbered? What can still be pledged as collateral? This has not yet been fully answered. Also, should the bank line get refinanced, what assets will not be encumbered?”

–Morgan Stanley

“Leverage remains high”.

–Deutsche Bank Securities, Inc.

True Debt

“The $25 billion in debt cannot be adequately serviced with EP’s Current EBITDA less capex without a much more significant balance sheet recapitalization. This is a big issue.”

–Morgan Stanley’s second analysis (4/16)

“True debt, capital commitments and contingencies still not clear to us, even after discussions.”

–Deutsche Bank Securities, Inc.

“The Company’s true debt & capital commitments number not clear ($25 billion or $29 billion?). Is it the $24.9 billion stated today on the call or the $29.1 billion we arrive at by adding up all additional “debt-like” items noted in the 10K?”

–Morgan Stanley

“However, as the company further simplifies its capital structure and brings off-balance sheet debts onto the balance sheet, debt-to-equity ratios may increase in the short-term. For example, when EP paid down $1 billion of maturing Electron notes, guarantees were reduced by $1 billion and debt increased by that same amount, reflecting the borrowing done to repay the notes.”

–USB Warburg

Write-Downs

“In addition to the $1.7 billion of charges taken in the fourth quarter. El Paso anticipates that it could take as much as $775 million of additional charges in 2003 ($200-$300 million related tot he consolidation of Electron, $300-$375 million as losses on the sale of additional assets, and $75-$100 million from the potential consolidation of a telecommunications asset). We have factored in $675 million of charges in 2003—the midpoint of management’s estimates.”

–SalomonSmithBarney

“We were taken back by the large negative revaluation of El Paso’s trading book during the quarter (outside of the impact of EITF 02-03 and the reclassification of value out of the book to inventory).” “However, the large negative 4Q mark and remaining negative absolute book value—all now under the context of third party verification and certified financial statements—makes one have to wonder how conservatively the book was valued in the past.”

–UBS Warburg

“New write-down during ‘03 of $375-$475 million on top of $200-$300 million previously indicated. The additional write-downs are a negative through, not unexpected given that EP is under-earning its cost of capital.” “Trading book value of $(50) million versus the $400-$600 million expected.”

–Deutsche Bank Securities, Inc.

Bio: Selim K. Zilkha

Selim K. Zilkha is co-owner of Zilkha Renewable Energy and served as a director of El Paso Energy Corporation from November 1999 to February 2001. He also served as an advisory director from February 2001 to June 2002.

Prior to his position on the El Paso Board, he was a director of Sonat, Inc. from January 1998 to November 1999. Zilkha also served as the Chief Executive Officer and sole director of Zilkha Energy Company from March 1985 until January 1998.

In 1960, Zilkha founded and was Chairman and Managing Director of Mothercare, PLC, a retail chain catering to mothers-to-be and small children in Great Britain, Europe and the United States. Zilkha sold his interest in Mothercare, PLC in January 1982.

From 1947 to 1960, Zilkha was employed by his family’s firm, Zilkha & Sons, and worked in the United States, France and the United Kingdom. He was graduated with a B.A. from Williams College in Williamstown, Massachusetts, Class of 1946.

A conversation with: Selim K. Zilkha

1.    Why did you decide to organize this proxy solicitation to replace El Paso’s current Board?

I am one of the largest shareholders in El Paso Corporation, and have watched with great concern as El Paso’s stock price continued its sharp decline as El Paso’s debt ratings were downgraded. I am convinced that immediate action, in the form of a complete change in the Board of Directors of the company, is needed to lead El Paso into the future. The value of El Paso shares has fallen to its lowest point in a decade, including a decline of 90% in the past year, and its debt has been downgraded to junk levels.

I have long been a proponent of accountability and change at El Paso. I remain convinced that El Paso is capable of being a strong, growing enterprise. However, I believe that turnaround can never happen under the current Board and management.

2.    Why do you feel the whole Board must be replaced? Why can’t the situation be improved through less drastic action?

The Board and its nominees consists mostly of non-industry directors. I don’t think that they have the experience to turn around a very troubled pipeline and exploration and production business. I believe that the only way to correct the problems and meet the challenges that face El Paso is to replace the current Board with directors who have the credibility and the solid experience in the energy industry necessary to maximize the value and productivity of El Paso’s employees and assets. I believe that I have assembled the right group to face these challenges.

3.    What business experience do you have that is relevant to El Paso’s current situation?

I was in the exploration and production business from 1983 to 1998. During that time, I built a company that was worth over $1 billion dollars when it was sold to Sonat.

4.    Describe your views on/experience with corporate governance—which traits or behaviors are most important?

In order for a Board of Directors to do their job properly, and to make the company great, every director must constantly be thinking about what is right for the company and its shareholders.

5.    Over the course of your career, of what accomplishment are you most proud?

I have actually enjoyed three careers in my lifetime. First, I was a banker from 1947 to 1960, during which time I was very successful in gold and foreign exchange trading. From 1960 to 1982, I founded and built Mothercare, a major retailing company in the UK and Europe. Following my successful development of that retailing business, in 1983, I became the major shareholder of a very sick oil and gas exploration company. Over the course of 15 years, I transformed the company into one that was at the forefront of 3D Seismic exploration and one that successfully accumulated the largest lease position on the shelf in the Gulf of Mexico. The company was sold to Sonat for over $1 billion dollars in 1998.

6.    Describe your experience on publicly traded companies.

I do not serve on Business Boards unless I have a major financial interest in the company. I find this ensures I can dedicate adequate attention to each Board on which I serve, and it guarantees that I am well positioned to execute my fiduciary duties—by being a significant shareholder in the company, my interests are naturally aligned with those of the other shareholders.

I was chairman of Mothercare in the United Kingdom, which was a publicly traded company on the London Stock Exchange from 1973 to 1982. I was on the Board of Sonat from February 1998 to October 1999. Most recently, I served as a director of El Paso from November 1999 to January 2001 and then as an advisory director until June 2002.

Bio: John J. Murphy

Mr. Murphy is currently retired. From 1997 to 2000, Mr. Murphy served as a Managing Director of SMG Management L.L.C., a privately owned investment group. Mr. Murphy is currently a director of CARBO Ceramics Inc., W.R. Grace & Co. and ShawCor Ltd. Mr. Murphy began his career with Dresser Industries, Inc., a provider of products and services to the energy industry, in 1952 as an engineer and he became Chairman and Chief Executive Officer in August 1983. He remained Chief Executive Officer until 1995 and Chairman of the Board until his retirement in November 1996. During his tenure with Dresser, Mr. Murphy successfully guided the company through years of both industry decline and rebirth. He negotiated a number of strategic and successful acquisitions and joint-ventures including Wheatly TXT, Baroid Corporation, M-1 Drilling Fluids Co., Western Atlas International and M.W. Kellogg, one of the major refinery construction companies in the world. At his retirement, Dresser had become one of the largest oilfield services company in the world, employing over 31,000 employees in fifty countries.

A conversation with: John J. Murphy

1.    What makes you interested in the future of El Paso?

I have spent my entire career in the energy industry, and have watched with dismay as the industry’s image and reputation have been sullied. So, when I was given the chance to be a candidate for a new Board of Directors that could help turn El Paso around, I welcomed the opportunity to join the effort to restore El Paso to its former greatness. It pains me to see the reputation of the energy industry so badly damaged, and I am prepared to work hard to repair the industry which I know and love.

2.    Why do you feel the whole Board must be replaced? Why can’t the situation be improved through less drastic action?

I believe that the current board lacks the talent, skill set and culture to turn El Paso around, as evidenced by their record. That record was not created by one or two directors acting independently. Consequently, I believe the process of restoring El Paso to financial health cannot be accomplished by replacing just a few Board members. What is needed here is fundamental and systemic change.

3.    What business experience do you have that is relevant to El Paso’s current situation?

I spent 44 years of my career working for a major supplier of compressors to oil and gas pipeline companies—I have built refineries and petrochemical plants and I know the industry very well.

4.    What is your vision for El Paso if you are elected?

Our first priority will be to focus all our resources on El Paso’s primary business, which is natural gas transmission and production.

5.    Describe your views on/experience with corporate governance—which traits or behaviors are most important?

The primary responsibility of the Board of Directors is to draw on their good judgement and applicable business experience to establish clear internal policies that guide the company and the way it does business. In order for the Board of Directors to be effective, Board members need unrestricted access to company personnel, and the Board needs to develop a system to measure the company’s progress against goals and to appraise the effectiveness of management. Those are the essential elements of good corporate governance.

6.    Over the course of your career, of what accomplishment are you most proud?

The biggest challenge of my career was redirecting and rebuilding Dresser Industries—when I became Chairman of the company in 1983, the company was a big conglomerate involved in a number of different businesses and had a market capitalization of less than $1 billion. We worked hard to refocus the business on one sector—hydrocarbon energy, and we were very successful in doing so—at the end of 1996, the company’s market capitalization was over $7 billion.

7.    Describe your previous experience in serving on Boards of publicly traded companies.

I have served as a Board member for a number of excellent companies, each of which had its share of problems at certain times. But in each case, we worked together to resolve those problems successfully. Among the companies on which I have served are: NationsBank for 8 years; Pepsico, for 18 years, including serving as chairman of the compensation committee; Kerr McGee for seven years, including serving as chairman of the compensation committee and on the audit committee; and WR Grace, where I was chairman of the committee formed to select a new CEO, and served on the audit committee.

Bio: Stephen D. Chesebro’

Steve Chesebro’ currently serves as the non-executive Chairman of the Board of Harvest Natural Resources, Inc., an international independent exploration and production company with principle operations in Venezuela and Russia. Mr. Chesebro’ is also chairman of the Nominating and Corporate Governance Committees and a member of the Human Resources Committee of Harvest.

Prior to joining Harvest’s board, Mr. Chesebro’ served on the board of directors and as President and Chief Operating Officer of Pennzoil Company in 1997 and 1998 with management oversight for all of the company’s businesses including motor oil, refining, Jiffy Lube fast oil change centers, exploration and production. Mr. Chesebro’ then served as President and Chief Executive Officer of PennzEnergy and was on the board of directors. PennzEnergy was the upstream portion of Pennzoil which was split into upstream and downstream companies at the beginning of 1998, and then sold to Devon Energy late that year.

Prior to joining Pennzoil, Mr. Chesebro’ served over 32 years with Tenneco, where he retired in 1996 as Chairman and Chief Executive Officer of Tenneco Energy, a $4 billion global energy company with 3,000 employees. During his tenure with Tenneco, Mr. Chesebro’ held a broad range of executive positions, including Tenneco Oil Company Manager of Gulf of Mexico operations; Tenneco Inc. Vice President of Corporate Development; Tenneco Oil Company Senior Vice President in charge of International and Gulf Coast exploration and production, business development, and marketing; and President of Tenneco Gas Marketing. In 1988, Mr. Chesebro’ managed one of the energy industry’s largest divestitures with the $7.5 billion sale of Tenneco Oil Company, which was comprised of the corporation’s exploration, production, refining, and marketing units.

Mr. Chesebro’ has served on the executive committees of API, AGA, INGAA, Mid Continent Oil and Gas Association and IPAA. As a founding member of the Natural Gas Council and its Reliability Council, Mr. Chesebro’ led a successful industry effort that, in 1994, resulted in the formation of the Gas Industry Standards Board, where he served as Chairman for the next three years. He is a registered Petroleum Engineer and a member of the Society of Petroleum Engineers.

In 1964, Mr. Chesebro’ graduated from the Colorado School of Mines with the Degree of Petroleum Engineer. He was awarded the school’s Distinguished Achievement Medal in 1991, and received his Honorary Doctorate from the institution in 1998. He currently serves on the school’s Petroleum Engineering Visiting Committee.

In 1994, Mr. Chesebro’ was the first American awarded the H. E. Jones London Medal by the Institution of Gas Engineers, a British professional association. Mr. Chesebro’ has been active in Houston area charities, including serving as chairman of the Harris County Children’s Protective Services Fund Board.

A conversation with: Stephen D. Chesebro’

1.    What makes you interested in the future of El Paso?

I wasn’t looking for this assignment. In fact, I thought long and hard before accepting it. But I am sick and tired of the “rap” that’s come to characterize the American energy industry and, in particular, executives who have worked and lived in Houston. This industry has done a good job for America and a great deal of good for this city. There are many good, healthy energy companies run by honest, hard working management that are unjustly impacted by the actions of only a few. I refuse to characterize or pass judgment on any individuals but, as a Houstonian and a person proud of the industry, I can no longer stand by silently while this harm is being done to the city, region and industry. I have known all of the proposed slate of directors in one forum or another, and I know that it is our common belief that we have a moral and social responsibility to help El Paso that brings our team together.

From a business perspective, my interest in El Paso is three-fold. I know the business extremely well. I have worked extensively in exploration, production, integrated oil, and natural gas transmission. And, I know El Paso’s assets, having run a major portion of what is now El Paso. In summary, I know the company and I know the process required to turn this company around.

2.    Why do you feel the whole Board must be replaced? Why can’t the situation be improved through less drastic action?

One or two people alone cannot make a difference. I know this from personal experience—I was once physically escorted off a company’s premises as a result of exercising my right and obligation as a Board member, and voting against an ill-advised transaction.

3.    What makes you think El Paso can be turned around?

El Paso has world-class assets and well-trained, experienced employees that want the company to succeed. From my extensive industry experience, I know good assets, and I know what must be done to grow them and improve profitability. I wouldn’t be fighting for El Paso’s future if it weren’t comprised of good assets and good people.

The most rewarding aspects of my 40 years in the energy business have been building business and value. I have built many businesses before and, as I said, helped build several significant portions of what is El Paso today. I can also sell assets, which I have done successfully, but what I like to do best is to build businesses and increase shareholder return. In this regard, being part of the Tenneco story, particularly the Tenneco Oil and Tenneco Energy chapters, is what I am most proud of.

4.    What is your vision for El Paso if you are elected?

El Paso will be a company with a focused business plan, a clear vision that has been communicated to all stakeholders and represents an opportunity for success for all stakeholders. All employees and management will be strategically aligned with business objectives established by the Board of directors. Under our supervision, my goal is that El Paso will become a company characterized by high integrity, one that earns and enjoys a good reputation in business and in the communities where it operates.

5.    You keep talking about integrity and reputation. Why is this so important to you?

Integrity has always been an integral element of my personality and my approach to business. It’s old fashioned, but I am convinced it’s essential for people doing business together to be able to trust each other. El Paso is currently going through a rough patch. It’s vital that we rebuild El Paso’s reputation, and earn the respect of the local, national, international and business communities. A good reputation will open doors.

6.    Describe your views of corporate governance?

I have seen the good, the bad, and the ugly in corporate governance. As an example of bad corporate governance, I have seen a Board stand by—letting a Chairman/CEO/President essentially bankrupt a company not only once, but twice in a three-year period.

The ugly was a company to which I was recruited, where the Chairman/CEO/President so manipulated the Board for his own personal reasons that they turned down a cash offer to purchase the company for $84 per share in cash, only to later sell the company in two portions for stock valued at $38 per share at the time of the transactions. Common themes for these two examples are that the top position incorporated all the power of Chairman/President/CEO into one, and most Board members were long in tenure, some had consulting arrangements with the companies, and they enjoyed above average compensation and perks. Unfortunately, the same can be said of El Paso today.

The example of good corporate governance is Harvest Natural Resources, Inc., where I currently serve as non-executive chairman. We transformed the company by effecting wholesale change—we replaced the incumbent CEO and the entire Board and most of top management. Overhead costs were reduced over 50% and operating costs were reduced almost as much. The newly constituted Board is made up of independent directors, except for the CEO, who have no relationship with the company except as a director. During a critical turnaround period beginning in 2001 and extending to last year’s annual meeting, each director met in committee or Board meetings more than 20 times each. During this turnaround period, Harvest worked through a potential delisting on the NYSE, sold assets to reduce debt to a manageable level, and developed corporate governance processes that exceed those now being mandated by the SEC. We committed ourselves to transparency and, over the course of 2002, Harvest Natural Resources’ stock price was the fourth largest percentage gainer on the NYSE.

Bio: R. Gerald Bennett

R. Gerald Bennett has been with Total Safety Inc. for nearly three years as President and Chief Executive Officer and as a member of the company’s board of directors.

Prior to heading up Total Safety, Inc. Mr. Bennett served in several positions in the oil and gas industry and was involved with small startup companies specializing in the technology field. From June 1996 to December 1998, Mr. Bennett was a Senior Vice President of Equitable Gas Company and President of that company’s ERI Supply and Logistics Group where he was in charge of all of Equitable’s exploration and production activities, the midstream operations and the non-regulated energy marketing activities.

Prior to that, Mr. Bennett served as President and Chief Executive Officer of Fuel Resources Inc., a wholly owned subsidiary of The Brooklyn Union Gas Company. Fuel Resources was involved in exploration, production, gathering, storage and marketing activities. Mr. Bennett also served as Chief Executive Officer of PennUnion Energy Services, L.L.C., an energy marketing company formed by the merger of the marketing affiliates of Fuel Resources Inc. and Pennzoil Gas Marketing Company.

From 1985 to 1990, Mr. Bennett was with Enron Corp and its predecessor company, Houston Natural Gas, Inc., where he served as Chairman and CEO of Houston Pipeline Company and all of its subsidiaries and as Chairman and CEO of Enron Gas Marketing, Inc. Mr. Bennett was also on the board of Enron/Dominion Cogeneration Company.

After leaving Enron Corp in 1990, Mr. Bennett briefly worked as an independent energy industry consultant where he had engagements, among others, with The Brooklyn Union Gas Company, Enron Corp and Arthur D. Little, Inc.

Prior to joining Enron Corp in 1985, Mr. Bennett was Vice President of Parker Drilling Company and President and CEO of Parker’s wholly owned subsidiary Perry Gas Companies, Inc. From 1980 to 1982, Mr. Bennett was Senior Vice President of Delhi Gas Pipeline Company. a subsidiary of Texas Oil & Gas Corporation where he was responsible for Delhi’s Natural Gas marketing, transportation and exchange activities and was also responsible for Delhi’s project development and regulatory affairs.

Mr. Bennett began his industrial career in 1965 with Conoco Inc. where he served in several capacities including Manager of Gas Activities from 1978-1980, where he was responsible for Conoco’s domestic gas sales and regulatory affairs group and as Manager, International Gas Activities from 1976-1978, where he had similar responsibilities for the commercial sales and natural gas development projects for Conoco’s international operations. Prior to these activities, Mr. Bennett also served as a manager in Conoco’s Public Affairs and Relations Department and as a manager in the corporate development group. Mr. Bennett began his career with Conoco in the Natural Gas and Gas Product Department where he served in several commercial, engineering and supervisory positions.

Mr. Bennett has served on the boards of numerous companies associated with his various executive and operating responsibilities and is currently on the board of TransTexas Gas Corporation. He has also served on the boards of several industry associations including the Southern Gas Association, Gas Research Institute. Natural Gas Supply Association and has chaired the Association of Texas Intrastate Natural Gas Pipelines. He served as a member of the American Gas Association’s Gas Supply and Marketing Committees, as vice-chairman of the Texas Voluntary Allocation Committee and chaired the American Gas Association Producer/Pipeline/ Distributor Task Force. Mr. Bennett is a past member of the Interstate Oil Compact Commission and has served on several industry committees.

Mr. Bennett received his BS and MS in Industrial Engineering and Management from Oklahoma State University and attended Harvard Business School’s Executive Management Program.

A conversation with: R. Gerald Bennett

1.    What makes you interested in the future of El Paso?

I have been a Houstonian for the majority of my professional life, and I know that El Paso and its employees are very important to this community. I am dismayed that many of our community’s energy companies are in danger of failing, or have failed, because of poor management/Board decisions that could have been avoided.

When I was asked to serve on the Board, I was impressed with the quality of the other Board candidates that have been recruited to form this slate which offers El Paso shareholders an alternative to the existing EL Paso Board. I believe that I can make a contribution to this Board’s efforts by drawing on the experiences I have gained over the past 20 plus years working in turnaround and startup situations in both large and small companies.

2.  What business experience do you have that is relevant to El Paso’s current situation?

I have considerable experience in natural gas marketing and transportation and in exploration and production activities. Much of that experience has come from transition, startup or turnaround situations, both with large and small companies. My experiences have, of necessity, required substantial interaction with the investment banking or financial community. I was an early participant in building Enron’s non-regulated marketing program and was also involved in the early development of non-regulated power generation projects. In addition, I was involved in the evaluation and negotiation for early liquefied natural gas import projects.

3.  What is your vision for El Paso if you are elected?

I think our most important priorities are to assure the financial viability of the Company, to preserve the Company’s strategic asset base, and to focus on building a strong operating company capable of generating sustainable operating cash flows.

El Paso has created one of the most strategically advantageous pipeline and transportation networks in the U.S. This base should provide a strong, sustainable cash flow base, which can be enhanced with a strategic merchant marketing initiative and upstream gathering and processing business. El Paso also has a significant exploration and production presence, which is complimentary to these core assets.

4.  Describe your views on/experience with corporate governance-which traits or behaviors are most important?

I believe that open and honest sharing of information both between executive management and the Board, and between the management/Board and the stakeholders of the company is very important. I believe that it is incumbent on management to provide a well-developed business plan for review and approval of the Board and that it is the Board’s responsibility to fully understand the details and strategic consequences of this plan. Further, I believe that the Board must be willing to hold management responsible for the successful implementation of this plan.

As an executive manager in most of the companies with which I have been associated, I have had the opportunity to work closely with the various companies’ Boards in developing and implementing strategic operating plans and also had the opportunity on several occasions to interact with analysts who have covered these companies.

I believe the most important traits of a Board member are (1) integrity-a constant seeking of the truth and an unwavering commitment to ethical and honest behavior, and (2) the constant pursuit of strategies that will increase sustainable shareholder value.

5.  Over the course of your career, of what accomplishment are you most proud?

I believe that I have been an effective agent of change in the transition of the natural gas industry from one that was heavily regulated to one that is more vibrant. In 1978, I had the responsibility for bringing Conoco into compliance with the Natural Gas Policy Act of 1978, and, over a two-year period, was able to renegotiate substantially all of the company’s contracts to reflect current market conditions. In 1980, while at Texas Oil and Gas, I was at the forefront of moving intrastate natural gas surpluses into the critical requirements of the interstate natural gas markets. And in 1985, at Houston Natural Gas Company (later Enron Corp.), I was integrally involved in initiatives that strongly influenced the transformation of the heavily regulated interstate gas pipelines into open transportation systems while developing one of the early non-regulated merchant marketing companies.

Although many of these early initiatives have been abused, the industry now has the framework for a less encumbered production, transportation and marketing network which has been at least partially responsible for the country’s economic vibrancy over the past 10 years.

6.  Describe your previous experience in serving on Boards of publicly traded companies.

My only public Board experience is with TransTexas Natural Gas Corporation. I was recruited by several of the senior bondholders to serve on this Board when the Company came out of Chapter 11 bankruptcy in 2000. I have also served on several not-for-profit Boards such as the Memorial Hermann Healthcare System where, in addition to serving on the Board, I also chaired the finance committee for three years.

Bio:  C. Robert Black

Robert Black had over forty years of service with Texaco Inc. when he recently retired as a Senior Vice President in the office of the Chairman of Texaco Inc., a position he had held since 1998. In that role, Mr. Black was responsible for developing and managing Texaco’s relationships with industry on a worldwide basis, as well as building relationships in regions where Texaco is active. In addition, Mr. Black had oversight responsibility for Texaco’s Technology Division, along with the Corporate Reserves Audit Group and served as Corporate Compliance Officer. Mr. Black also served on Texaco’s Executive Council, which is charged with setting corporate strategies and priorities.

Prior to that, in January 1997, Mr. Black was appointed President of Texaco’s Worldwide I-xploration and Production which includes: Worldwide Exploration. International Production; North American Production; and New Business Development.

In 1992, Mr. Black was elected a Senior Vice President of Texaco Inc., relinquishing his assignment as head of LA/WA. He served as the Texaco Contact Director on the Board of Directors of Caltex Petroleum Corporation, Texaco’s 50-50 downstream joint venture which operated throughout Asia, Africa, the Middle East and Australia through 1996. Mr. Black also had oversight responsibility for the following company operations: Affiliate Analysis Group (liaison with Caltex Petroleum Corporation); Texaco Oil Trading and Supply; the Technology Division; Texaco International Exploration; Texaco International Aviation Sales; Texaco Fuels and Marine Marketing; the Corporate Reserves Audit Group; and was Chairman of the Upstream Planning Group.

In 1983, Mr. Black was appointed a Vice President of Texaco Inc. In that same year, he was also appointed Senior Vice President of Texaco Middle East/Far East. and, in 1984, he was named President of the division, which oversees Texaco’s producing interests in those areas.

Mr. Black was named President and General Manager of Texaco Iran Ltd., located in London, in 1977 where later he served as General Manager in charge of oil trading activities. In 1980 he was appointed Vice President of Texaco Oil Trading Company, located in Harrison, N.Y., and in 1981 was named Vice President-Trading of Texaco Oil Trading and Supply Company, and President of Texaco International Trader Inc., when the two companies were merged.

Mr. Black graduated from Texas Tech University with a bachelor of science degree in petroleum engineering in 1958.

In addition to serving on the Boards of Directors of numerous Texaco subsidiaries, he served as a Director of the American Petroleum Institute (API). the National Association of Manufacturers. and the U.S. Saudi Arabian Business Council. Mr. Black is a member of several Boards of Trustees; the United States-Azerbaijan Chamber of Commerce (USACC), the University of Texas Engineering Advisory Council, and the Committee of Economic Development. He was a Governor for the Foreign Policv Association and a member of the Business Committee for the Metropolitan Museum of Art in New York.

A conversation with:   C. Robert Black

1.    What makes you interested in the future of El Paso?

After seeing the troubles of El Paso over the last two years, I was concerned by the way the company’s financial position had deteriorated. I want to be a part of restoring confidence in El Paso. I am also most concerned that the reputation of the energy industry has been tarnished and I would like help return the industry to the well-respected position I believe it should occupy.

2.    Why do you feel the whole Board must be replaced? Why can’t the situation be improved through less drastic action?

The members of the current Board have been in position during the decline of El Paso’s value, and I believe it is important that these Board members be held accountable for their past failures.

3.    What business experience do you have that is relevant to El Paso’s current situation?

I have 41 years experience in the oil and gas business and, as such, I have been through many situations that required both tough decisions and management’s focused attention on the core issues for success. I believe that is what El Paso needs at this time.

4.   What is your vision for El Paso after your Board has gained control over the Company?

My goal is to see El Paso returned first to sound financial condition, and then to become the most admired and respected member of its segment of the energy industry.

5.   Describe your views on/experience with corporate governance-which traits or behaviors are most important?

My experience has continually supported my belief that there is no substitute for honesty and openness with respect to the issues of corporate governance, management and relations with the shareholders. After all, a public company’s primary responsibility is to deliver value to its shareholders.

6.   Over the course of your career, of what accomplishment are you most proud?

Throughout my 41-year career, I have been most proud of my ability to successfully work with my colleagues to build a team of employees who were motivated and committed to doing the job at hand. My colleagues have enjoyed working for me and have been proud of the accomplishments that we achieved together. The culmination of my rapport with fellow employees was the opportunity presented me to head Texaco’s worldwide E & P operations. I also cherish the numerous life-long relationships I have been able to develop around the world with the many outstanding people with whom I have been fortunate enough to have business dealings.

7.   Describe your previous experience in serving on Boards of publicly traded companies.

While I have not served on the Board of a publicly traded company, I have served on a number of advisory Boards. I have spent a total of 11 years on the Boards of Arabian American Oil Company, Caltes Petroleum Company, Amoseas Indonesia, and the Iranian Oil Participants. These Boards were made of representatives from a number of different companies and had a fiduciary responsibility to the various shareholders. In addition, I have served on numerous non-profit Boards over the last 20 years, including the Miami Opera and the New York Metropolitan Museum of Art Advisory Board. In 2001, Governor Perry appointed me to the Texas Tech University System Board of Regents. On January 1, 2003, the Board elected me to be Chairman. All of these experiences have broadened my overall perspective considerably.

Bio:  Charles H. Bowman

Charles H. Bowman has spent 36 years in the international oil industry. In November of 2000, he retired from his position as Professor and Head of the Harold Vance Department of Petroleum Engineering at Texas A&M University. He joined Texas A&M in July of 1997, following his retirement as Chairman and Chief Executive Officer of BP America, Inc., the US operating arm of the British Petroleum Company, (BP).

While at Texas A&M, Mr. Bowman held the Robert L. Whiting Endowed Chair in petroleum engineering. He was also the Director of the Global Petroleum Research Institute (GPRI) and served as the Management Committee representative for the Texas A&M University System. GPRI provides a cooperative framework for research in the areas of exploration and production; Texas A&M is its managing partner. He was a Director of NexT (Network of Excellence in Training), a training venture jointly owned by Texas A&M, Oklahoma University, Heriot-Watt University and Schlumberger Corporation.

From 1990 through 1993, Dr. Bowman was the Managing Director of BP Australia Limited and Chief Executive Officer of BP Oil Australasia. He moved to Australia from London, where he was General Manager- Europe for BP Oil International. Previously, at BP America, he had been President of Old Ben Coal Co., and Senior Vice President of Petroleum Products and Refining for Sohio Oil Company.

Dr. Bowman began his career with Gulf Oil Corporation in 1960 as a research engineer working on enhanced oil recovery techniques. He served six years in Venezuela in oil field production operations, the last three years of which he held the position of Superintendent of Exploration, Geology, and Reservoir Engineering. He later became General Manager of crude oil sales for Gulf Oil Trading Company and was named Vice President, Energy Regulation and Compliance for Gulf Refining and Marketing Company in 1976. He became Senior Vice President of that company in 1980 and, in December 1981, was promoted to President. In 1983, he was named President of Gulf Oil Products Co., when that unit was formed by the merger of Gulf’s U.S. refining/marketing and chemicals companies. He joined Sohio Oil (now BP) in March 1985, following Gulf’s acquisition by Chevron.

Dr. Bowman is an honorary director of the American Petroleum Institute. He is a former director of National City Corporation, former Trustee of Case Western Reserve University, former Chairman of Trustees of the Cleveland Ballet and a former Director of the Metropolitan Transit Authority of Harris County Texas. Prior to his retirement from BP, he was a Director and Treasurer of the American Petroleum Institute, an Advisory Board member at the Center for Strategic and International Studies (CSIS) in Washington, D.C., and a Director of Cleveland Tomorrow, the Greater Cleveland Roundtable, and the Cleveland Initiative for Education, as well as a Trustee of the Cleveland Orchestra and the Cleveland Opera.

A native of Pittsburgh, Pennsylvania, Dr. Bowman received a BS degree from Pennsylvania State University, and MS and Ph.D. degrees from Texas A&M University, all in petroleum engineering. He was named a Distinguished Alumnus of Penn State in 1996. He is also a member of the Texas A&M Petroleum Engineering Academy of Distinguished Graduates and a member of the Triangle Fraternity Wall of Fame.

A conversation with: Charles H. Bowman

1.    What makes you interested in the future of El Paso?

This situation provides me the opportunity to remain involved with the energy industry by drawing on my experience to rescue a company in decline. Involvement in this Board also represents an opportunity to work with a group of like-minded, top-flight individuals on a project to help turn around an enterprise with very fine assets.

I want to see the reputation of both the company and the industry restored, and, with it, renewed investor confidence in the energy industry, which I consider a cornerstone of all developed economies. El Paso’s underlying physical asset base is in great shape. The situation represents an opportunity to work with a group of like-minded individuals with the common goal of restoring confidence in an enterprise with great assets. So, we have an opportunity to turn the company around.

2.    Why do you feel the whole Board must be replaced? Why can’t the situation be improved through less drastic action?

Most of the current Board and the El Paso nominees have limited operating experience. I believe that operating experience will be essential to see El Paso through its current troubles. At the same time, I believe that the Board must be objective about these assets—which to retain, which to divest. I believe that the current Board lacks the required objectivity. Our team intends to be extremely proactive in creating strategies, which I consider essential to success.

3.   What business experience do you have that is relevant to El Paso’s current situation?

I have considerable experience in leading both upstream and downstream petroleum businesses, and my basic professional background is as a petroleum engineer working in the exploration and production business.

4.   What is your vision for El Paso after you are elected?

That its credit-worthiness, financial condition, and reputation as a premier competitor in its chosen sectors of the energy industry will be restored, and that it will earn the reputation of being an efficient exploration and production operator and the best pipeline operator in America.

5.   Describe your views on/experience with corporate governance—which traits or behaviors are most important?

I think that openness is the critical trait—both between the Board and the shareholders and between the Board and the company’s management. Even though some of its requirements are burdensome, I fully subscribe to the intent of the Sarbanes-Oxley bill. Another essential trait, related to openness, is transparency. By that, I mean that the company must develop its clear business plan, with measurable objectives and goals that can be understood and tracked both inside and outside the company.

6.   Over the course of your career, of what accomplishment are you most proud?

I would like to highlight two classes of accomplishments: First, building effective management teams when I had operating positions, and then, with them, consistently achieving our business plan objectives. In this vein, I also built what most professionals in the industry considered the premier regulatory team that dealt with all of the price and allocation controls imposed on the domestic industry during the energy crises of the 1970’s. Secondly, I would like to point out my record in solving external problems. Some examples that come to mind include: restoring customer relations in the coal company I headed; establishing a new direction for the Australian Northwest Shelf project, where the six owners had conflicting financial objectives; settling 14 years of unpaid taxes with the State of Alaska, a problem that was stifling new investment on the North Slope; and achieving a change in Federal law that permitted Alaskan oil to be exported when doing so made economic sense.

7.   Describe your previous experience in serving on Boards of publicly traded companies.

My only public Board experience is with National City Corporation, the holding company for National City Bank, a major Midwestern bank. I served four years on this Board, including as a member of the audit committee, and as chairman of the public policy committee.

Bio:  Ronald J. Burns

Ron Burns is a private investor and management consultant with a primary focus on energy, emerging technologies and electronic commerce. He is chairman of Burns Capital Partners LP and Burns Management Inc. Since its founding in 1998, Ron has made private equity investments and provided management direction and oversight through this privately held limited partnership and management company.

During 1997 and 1998, Mr. Burns was President and COO of Entergy Corp, a $10 billion electric utility based in New Orleans, Louisiana. For the two years prior to that, Mr. Burns was President and CEO of Union Pacific Railroad, a $10 billion railroad based in Omaha, Nebraska.

Mr. Burns spent the majority of his 21-year career at Enron in the company’s domestic pipeline subsidiaries and, from 1989 until 1994, was Chairman and CEO of Enron Gas Pipeline Group. In this capacity, he had management responsibility for all of Enron’s natural gas pipeline subsidiaries, consisting of 38,000 miles of interstate and intrastate pipelines, six profit centers, annual revenues of $3 billion, annual profits of $500 million and 6000 employees. From 1974 to 1995, Mr. Burns held numerous management positions with Enron Corp and its predecessor company lnternorth Inc.

Mr. Burns was Chairman and CEO of Enron North America in 1994 and 1995; Enron’s natural gas and electricity marketing, trading and finance subsidiary. Mr. Burns left Enron in 1995 to become CEO of Union Pacific Railroad.

Mr. Burns is a principal shareholder and director of several privately held companies and is on the Board of Trustees of Boys and Girls Town in Omaha, Nebraska. He and his wife Shirley live in Scottsdale, Arizona and have three children: Trisha, Nick and Katie and daughter-in-law, Margie.

A conversation with: Ron Burns

1.   What makes you interested in the future of El Paso?

El Paso presents a unique opportunity to take a company with great assets, and help turn it around which is a pretty exciting opportunity, in my opinion. My fellow nominees are a very distinguished group of individuals and I consider it an honor to be able to work with such high caliber professionals. We all share a commitment to work hard to turn this company around. As an industry veteran, I am excited by the prospect of working with this team —I really believe that together, we can do a great job for El Paso.

2.   Why do you feel the whole Board must be replaced? Why can’t the situation be improved through less drastic action?

I don’t think that the significant change required at El Paso can be accomplished piecemeal. The current directors have too much ownership of the strategy and decisions that have led to El Paso’s current dire situation. In order to make the changes necessary to save El Paso, we need to bring in a new team, with no lingering baggage, to overturn every stone at the company in pursuit of truth, facts, problems and resulting solutions.

3.   What business experience do you have that is relevant to El Paso’s current situation?

I have spent my whole career in the pipeline and similar asset-based businesses. The management talents and experience I have acquired are highly applicable to El Paso. I have spent years working in regulated and non-regulated industries, and I have lots of experience guiding businesses through the transition from regulated to market-based, which is the situation El Paso faces today. I am keenly aware of the numerous problems and opportunities these transitional phases can provide, and I am eager to help El Paso successfully navigate them.

4.   What is your vision for El Paso after your Board has gained control over the Company?

My vision, which is shared by many of my fellow nominees, is of a very focused company—focused on its core businesses, focused on what it wants to do with its core businesses, focused on ensuring it has the right employees pursuing the right goals and objectives. It will also be essential to have the proper accountability and reward systems in place to achieve those objectives. El Paso has the premier assets in the energy business. My vision is to employ those assets to generate the premier results in the energy business.

5.    Describe your views on/experience with corporate governance—which traits or behaviors are most important?

In the course of my career, I have seen the full range of corporate governance and the impact different approaches can have on a company’s performance. I think the following are essential for success: a proper accountability system, transparent information access, and open and honest communications internally and externally.

6.    Over the course of your career, of what accomplishment are you most proud?

I successfully led the transition of Enron’s pipelines from regulated monopolies into market-based, customer-oriented companies during the years from 1987 through 1992.

7.    Describe your previous experience in serving on Boards of publicly traded companies.

While I have not served on publicly-traded companies in the past, I have experience serving on the Boards of numerous private companies that face the same challenges and opportunities—just in the private sector.

Bio: Ted E. Davis

Ted Davis retired in 2000 after thirty-five years with Conoco Inc. He spent the last 18 years of his career there in senior executive management positions. He was also a corporate vice-president of DuPont from 1986 to 1999 when DuPont was Conoco’s parent corporation. While at Conoco, he held various positions and fulfilled an extensive range of responsibilities.

Davis served as President of Exploration Production for International Operations, in Africa, MidEast, and Asia-Pacific areas, including all upstream new venture operations for Conoco worldwide establishing new operations in Vietnam, Cambodia, Syria, Singapore, and Indonesia from 1997 to 2000.

From 1991 to 1997, Davis was President of Upstream North America with responsibility for exploration, production, natural gas and gas products, pipelines and gas processing operations, business development, commercial, legal, business, and regulatory activities. He was also in charge of all natural gas and LPG marketing, supply, and distribution for both Conoco and DuPont.

Prior to that, Davis held the position of Vice President of Natural Gas and Gas Products with oversight responsibility for all Conoco and Dupont worldwide natural gas, LNG, and LPG operations including primary responsibility for all gas processing, pipelines, supply, marketing, and distribution in U.S., Canada, and Trinidad from 1982 to 1991.

Active in industry professional organizations, Mr. Davis served as Chairman of Training and Development for the American Petroleum Institute, served on API’s General Committee, and the Operating Committee for Exploration and Production. He also served as Chairman of the Liquified Hydrocarbon Gas Committee. During his career, he served on the Board of Directors of the Natural Gas Supply Association, National Offshore Industry Association, U.S. Oil and Gas Association, Southwest Research Institute, and the Gas Research Institute, a $200 million per year research organization administered by the U. S. Federal Energy Regulatory Commission, serving as Chairman of the Board from 1994 to 1996.

A native of Oklahoma, Mr. Davis holds B.S. and M.S. degrees in Industrial Engineering and Management from Oklahoma State University and served on the OSU Foundation’s Board of Governors. He also received the Distinguished Alumni Award and was elected to the university’s engineering Hall of Fame. Mr. Davis currently serves on the OSU “O” Club Hall of Fame selection committee and the College of Engineering Advisory Council. Ted Davis is also a graduate of the University of Texas executive management program. He is a registered professional engineer in both Texas and Oklahoma.

Mr. Davis currently resides in Houston, Texas with his wife Sheila.

A conversation with: Ted E. Davis

1.    What makes you interested in the future of El Paso?

I believe I have the knowledge and industry experience to help move El Paso in the right direction. After reviewing the slate of fellow director nominees, I was impressed by the specific executive experience levels encompassing all of El Paso’s major business areas. I believe we can make a difference and help guide the company through the current problems and into the future.

On a personal level, I’m a stockholder and would like to see EI Paso regain its potential worth, as would any other person who owns stock and expected it to do well when they bought it. El Paso has the right assets to do well in the future, if those assets are managed prudently and the right leadership decisions are made. I believe this new Board of nominees, with the seasoned experience level it has, can ask the right questions and provide the management with the direction needed to take the company forward during the this difficult time.

2.    Why do you feel the whole Board must be replaced? Why can’t the situation be improved through less drastic action?

The existing Board’s past record is simply unacceptable. An entire new Board will have the opportunity to take a hard, unbiased look at El Paso. I believe El Paso needs a fresh approach.

I also feel having a degree of experience in the actual business of any company’s particular industry is important. If you have worked in an industry over a long period of time, you know where the potential problem areas are, and what questions to ask to make sure the company is headed in the right direction. I believe that most of the El Paso directors simply do not have adequate experience in the energy industry to do this well. I’m sure it would be difficult for me to ask the right questions, in industries where those individuals excelled, if the situation was reversed.

3.    What business experience do you have that is relevant to El Paso’s current situation?

I have over 40 years experience in the oil and gas industry, ranging from the field level to executive management. My direct interactions with El Paso cover a thirty-year period. I have also dealt extensively with many of the good companies they have acquired over the past ten years. I know a lot about the cultures, which together, make up today’s El Paso Corporation.

More specifically, I have experience in pipelining—construction and operation, oil, natural gas, and liquefied natural gas; natural gas processing; drilling, exploration, production and marketing of oil, natural gas, and carbon dioxide; and in liquefied natural gas and liquefied propane gas—plants, terminals, and shipping.

4.    What is your vision for El Paso after your Board has gained control over the Company?

Financial viability to maintain the organization must be established. Core assets must be optimized and kept in order to establish a base from which a sustainable entity can grow and prosper. Each business segment must be evaluated and decisions made with respect to its long-term viability. A “blueprint” showing the future of the company must be developed and implemented. The best people must be put in the most important jobs. Capital dollars must be spent where they will give the best returns. There must be short and long-term measurable goals, and “mile posts” to chart our progress in attaining them. We will need to have excellent employees, and to reward successful attainment of goals. Most of all, we need a company where people of all levels are valued, their ideas and concerns are listened to, and actions are taken as merited—to establish a true winning work team.

5.    Describe your views on/experience with corporate governance—which traits or behaviors are most important?

I think trust, honesty, and openness are very important in creating a work environment where every individual, and his/her opinions and ideas, are listened to and sincerely valued. Good, competent people can have very diverse ideas and ways to accomplish objectives. Therefore, it’s good to hear all sides of an issue before arriving at a decision. Once a decision has been reached, it must be supported by the entire organization.

6.    Over the course of your career, of what accomplishment are you most proud?

I’ve been fortunate—my business life has presented many interesting jobs and opportunities—ranging from being a pipeline construction worker to starting up Conoco’s businesses in places including Vietnam, Syria, and Trinidad. However, probably the most satisfying and successful accomplishment I had in my career was a turnaround of Conoco’s North America Exploration, Production, and Natural Gas businesses in the early 1990’s. When I was given the responsibility for these three businesses, an outside financial comparison showed Conoco to be last (number 20 out of 20) in “earnings per unit of oil and gas produced.” This was unacceptable if Conoco was to remain a viable upstream company in North America. We would have been, essentially, out of business in five years had we not done something quickly. Using our best leaders, we initiated a major undertaking (“Project 2000”) with immediate dollar operating efficiency goals and a blueprint of our future profitability objectives. Our blueprint laid out what we wanted our future company to look like, and what we were willing to do to get there, while adhering to our company’s values and ethics, and our concern for stakeholders, safety and the environment. Over the next six months, Project 2000 was successfully implemented throughout the entire North American upstream organization. Over the next few years, our overall operating expenses decreased by 45 percent, we reduced the number of domestic producing fields from over 800 to 240, while actually increasing the barrels of oil equivalent produced. We improved our drilling, production and exploration efficiencies across the Board. As a result, our “peer rating” moved to the top-quartile in three years and to number one in five years. After seeing the early results of this effort, Conoco adopted it across the entire Company, and it spread to our then parent company, DuPont, within two years, dramatically improving earnings at each.

I am also very pleased that 10 of the 14 young men and women chosen for this team have since attained managerial or VP levels within the ConocoPhillips organization.

7.    Describe your experience on publicly traded companies.

I have served on the Board of one NYSE company, TransTexas Gas Corporation, and on numerous Oil and Gas industry Boards, including being Chairman of the Gas Research Institute.

Bio: John V. Singleton

John Singleton served as a District Judge for the United States District Court for the Southern District of Texas for 26 years. From 1988 to 1992, his last four years in office, Judge Singleton was a Senior Judge. Prior to that, he was appointed Chief Judge of the Southern District of Texas in 1989. In addition, Judge Singleton served on the U.S. Court of Appeals for the Fifth Circuit and several other judicial committees.

As a United States District Judge, Judge Singleton presided over hundreds of criminal and civil cases from 1966-1992. Many of these cases involved significant constitutional, business and criminal interests.

Prior to being appointed a judge, Judge Singleton was a Houston partner in several prestigious law firms including Barrow, Bland, Rehmet & Singleton and the firm that is now known as Fulbright & Jaworski.

Judge Singleton also has significant board experience. He has been a member of the board of directors and compensation committee for TranAmerican Waste Industries, Inc. since 1995 and has served on the Board of Directors for Central National Bank in Houston, The Institute of Transnational Arbitration and the Federal Judges Association as well as on the Board of Trustees for the Houston Legal Foundation.

Judge Singleton served as a Lieutenant in the Naval Reserve and was involved in conflict from Tarawa Island through Guam. He graduated from University of Texas with a B.A. in government and an L.L.B and passed the bar in 1942.

A conversation with: John V. Singleton

1.    What makes you interested in the future of El Paso?

When I was presented the opportunity to serve as a nominee to the Board of El Paso, I realized that this would be a good thing for me to do—I would be very pleased to work with the other nominees in our effort to save El Paso, and I believe I can offer valuable experience and perspective to the group. I always try to accept opportunities to take positive action.

Also, I am a native Texan. I am proud of the people of Texas, and have been actively involved in politics at a local and national level. I’d like to help repair El Paso so that we can all be proud of it as a Texas business.

2.    Why do you feel the whole Board must be replaced? Why can’t the situation be improved through less drastic action?

The record of the current management is, to me, a clear indication that the change is needed. I believe that El Paso has to be governed with new vision and ideas.

3.    What business experience do you have that is relevant to El Paso’s current situation?

During my time on the bench, I presided over trials involving every aspect of human endeavor—and every activity, including corporate activities. I have seen and learned much, and will bring my wealth of experience to bear in support of our efforts to turn around El Paso.

4.    What is your vision for El Paso after your Board has gained control over the Company?

I plan to be as active as I can, to quickly learn as much as I can about the company. Then, I plan to work with my fellow Board members to address El Paso’s problems and develop solutions that will help El Paso shareholders recover the value of their investment.

5.    Describe your views on/experience with corporate governance—which traits or behaviors are most important?

Given all the recent scandals, it is clear to me that there have been fundamental problems with the interaction between Boards and management at a number of companies. In my experience, most of these problems result from greed—and once greed is a factor, it adversely colors judgment every time.

6.    Over the course of your career, of what accomplishment are you most proud?

Following several years of working as an attorney with an active private legal practice, I was appointed Federal Judge in the Southern District of Texas by President Lyndon B. Johnson, a position I held for 30 years. During that time, I presided over the largest price fixing case and largest class action suit of its time, and administered the $600 million settlement to 10,000 claimants.

7.    On a more personal level, what makes you interested in the future of El Paso?

I am a native Texan, I am proud of the people of Texas, and have been actively involved in politics at a local and national level. I’d like to help repair El Paso so that we can all be proud of it as a Texas business.

The following press release was issued:

Concerned El Paso Shareholder Announces Launch of New Proxy Contest  Information Web Site

Houston, TX-May 9, 2003—Selim K. Zilkha, a major shareholder of El Paso Corporation (NYSE: EP), today announced that the website www.saveelpasonow.com, which was created to provide El Paso shareholders with an easily accessible source of up to date information on his proxy solicitation regarding El Paso, has been redesigned and updated.

The updated website greatly expands the amount of available information to El Paso shareholders about the proposed El Paso Board of Directors nominees, including information on each nominee’s background, work experience and views on corporate governance.

In addition to information on the slate of Board nominees, the website provides El Paso shareholders with links to press releases, relevant SEC filings and third party observations about El Paso Corporation. At a later date, the website will describe the steps El Paso shareholders can take to vote in support of the slate of proposed nominees.

“We developed this website to ensure interested El Paso shareholders have ready, real time access to information about the proposed directors. While we expect to be communicating directly with El Paso shareholders in the future through letters and personal meetings, we encourage all interested parties to visit the website frequently to learn about the latest developments in this proxy contest. In particular, I encourage shareholders to read the newly-posted nominee interviews, in which the proposed directors discuss their industry experience, the reasons we feel the need for a new slate of directors, our views on corporate governance, and our vision for the future of El Paso,” said Mr. Zilkha.

On March 11, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a preliminary proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. The preliminary proxy was updated on May 8, 2003 and is presently at the SEC awaiting the Commission’s approval before it is circulated to El Paso shareholders. Mr. Zilkha will file with the Commission, and will furnish to El Paso’s stockholders, a definitive proxy statement and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials, when they become available, because they will contain important information.

Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when it is available) and other documents filed by Mr. Zilkha with the Commission at the Commission’s website at http://www.sec.gov. You may also access copy of Mr. Zilkha’s revised proxy statement and definitive proxy statement (when it is available) by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement (when it is available) by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the preliminary proxy statement.

The following press release was issued:

ZILKHA FILES DEFINITIVE PROXY STATEMENT AND BEGINS MAILING TO EL PASO CORPORATION SHAREHOLDERS

HOUSTON, TX, MAY 12, 2003 — Selim K. Zilkha, one of the largest shareholders of El Paso Corporation (NYSE:EP) today announced that he has filed his definitive proxy statement with the Securities and Exchange Commission. Mr. Zilkha further stated that he will begin mailing his proxy statement to the El Paso stockholders immediately and will initiate communications with them in an effort to win their support for his proposals. Mr. Zilkha seeks to have El Paso stockholders replace the current El Paso Board of Directors whose performance, along with that of the company’s management, he believes has been “inexcusably poor,” with a slate of nominees that have integrity, credibility and extensive energy industry experience.

The definitive proxy statement can be accessed from the SEC at www.sec.gov or on the website www.saveelpasonow.com or from Innisfree M&A Incorporated toll free at (877) 750-5837.

In the proxy statement, Mr. Zilkha notes, among other things, that, in his opinion, the “combination of managerial hubris, ineffectiveness and lack of transparency, and the lack of confidence those traits have caused in the financial community, cannot be repaired by the minor tinkering with Board composition that the incumbents have proposed.”

Among the events that led him and his nominees to this conclusion are:

•	The enormous decline in the value of El Paso’s securities, including the more than 90% drop in the Company’s stock between April 1, 2002 and February 18, 2003 (the date that Mr. Zilkha formally notified El Paso of his intent to present his proposals at the El Paso’s 2003 Annual Meeting);

•	The Board’s repeated changing of El Paso’s business strategy, including by pursuing and then abandoning high-risk ventures, such as telecommunications, energy trading, liquified natural gas (“LNG”) and off-balance sheet financing transactions, that proved disastrous;

•	The Board’s approval of management incurring excessive levels of debt, including through off-balance sheet financing schemes. These Board decisions have triggered the current liquidity crisis facing El Paso;

•	The Board’s condoning and indeed lavishly rewarding poor performance (William Wise, the CEO of El Paso until he was recently jettisoned, received compensation in excess of $37 million between 2001 and 2003, including $9.4 million in severance and a lump sum retirement benefit of $15.3 million, but not including a $9 million loan, while El Paso’s stock price dropped form a high of over $75 to a low of $3.33); and

•	The Board’s continuing approval of financial disclosures so lacking in clarity that even a leading financial institution, such as Morgan Stanley cannot determine the Company’s true level of debt.

Mr. Zilkha’s proxy statement also notes that he has been “troubled by the incumbent Board’s repeated references to a change-in-control payment obligation of at least $75 million that El Paso apparently has undertaken and an obligation to set aside at least $165 million (which El Paso has now changed to at least $123 million) to fund these and other severance obligations.”

“Failure of the incumbent Board to cancel these egregious change-of-control and management benefit obligations, which lack any corresponding corporate benefit (other than possibly retaining for a few months a group of executives who have brought El Paso to its current disastrous state), imposes a large expense on El Paso at a time when the company is desperately short of funds. The Board appears to be using these provisions to inhibit El Paso’s stockholders from exercising their right to select a board of their choosing by raising the fear of having the company be drained of cash that could otherwise be used to improve the company’s financial position,” Mr. Zilkha said. “I believe this is an attempt at shareholder coercion that flies in the face of all best practices in corporate governance and should infuriate El Paso stockholders.”

The proxy statement also discloses the nominees’ plan to

•	Elect John J. Murphy Chairman of the Board of Directors.
•	Elect Stephen D. Chesebro’ Chief Executive Officer, as a replacement for Ronald L. Kuehn, Jr., El Paso’s current Chairman and Chief Executive Officer, whose employment with the company will be terminated.

•	Retain all qualified members of management who are committed to rebuilding El Paso.
•	Build a cohesive team of employees to maximize stockholder value.
•	Immediately implement plans to enhance El Paso’s financial and business disclosure.
•	Aggressively review all existing management compensation arrangements.

If elected, Mr. Zilkha’s nominees will

•	Immediately focus on core assets to maximize fundamental cash earnings and improve return on equity. Core assets for this purpose are Exploration and Production, Pipeline and Mid-Stream assets.

•	Exit non-core assets and related direct and indirect overhead costs on sound economic terms.
•	Aggressively reduce administrative costs to be equal to, or below, industry norms.
•	Set reasonable, but aggressive, operating and financial targets for each business unit and hold each unit accountable. Reward exceptional performance.

•	Fund Exploration and Production through partnerships, farm-outs and other financial arrangements.
•	Maintain adequate pipeline expenditures to ensure safe, reliable and efficient operations.
•	Work to reduce El Paso’s leverage.
•	Seek to restructure existing debt to consolidate and to extend maturities where practicable.

Mr. Zilkha said, “El Paso’s Board and management have failed in their stewardship of the investment with which the company’s shareholders entrusted them. I urge my fellow shareholders to elect my nominees, who have the honesty, integrity, industry experience and management talent required to lead El Paso into the future.”

Given the damage that has been done to El Paso, there can, of course, be no assurances that Mr. Zilkha or his nominees can turn El Paso around.

#  #  #

On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of shareholders. Mr. Zilkha is furnishing the definitive proxy statement to El Paso’s shareholders and may file other proxy solicitation materials.

El Paso Investors and security holders are urged to read the definitive proxy statement and any other future proxy solicitation materials, when they become available, because they contain important information.

Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Mr. Zilkha with the Commission at the Commission’s website at http://www.sec.gov. You may also access copy of Mr. Zilkha’s definitive proxy statement and other relevant information by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is included in the definitive proxy statement.

Some of the statements contained in this release may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical facts. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. There can be no assurance that Mr. Zilkha or his nominees will succeed in their efforts to turn El Paso around.